EXHIBIT 4.1




        CERTIFICATION OF DESIGNATION OF RIGHTS AND PREFERENCES

                                  OF

                          TEXACO CAPITAL LLC


      CUMULATIVE ADJUSTABLE RATE MONTHLY INCOME PREFERRED SHARES,
                               SERIES B





















  June 8, 1994


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        CERTIFICATION OF DESIGNATION OF RIGHTS AND PREFERENCES
           OF TEXACO CAPITAL LLC CUMULATIVE ADJUSTABLE RATE
               MONTHLY INCOME PREFERRED SHARES, SERIES B


            The undersigned, Shelly Faber, the Assistant
  Treasurer and R.E. Koch, the Assistant Secretary, of Texaco Inc. which acts as Manager of Texaco Capital LLC, a limited life company organized under the laws of the Turks and Caicos Islands (the "Company"), DO HEREBY CERTIFY:

            1.  That by duly adopted resolutions of the
  holders of Common Stock of the Company dated October 21, 1993, the Company authorized the issuance of up to 24,000,000 shares of Cumulative Adjustable Rate Monthly Income Preferred Shares (the "Preferred Shares"), and pursuant to authority conferred upon the Manager as herein below set forth; and

            2.  That by duly adopted resolutions of the
  Manager dated June 8, 1994, the Manager, pursuant to authority granted to it in the Articles of Association of the Company (the "Articles of Association"), authorized the creation, sale and issuance of a series of shares of preferred stock having such designations, stated value, rights, privileges, restrictions, preferences and other terms and provisions as the Manager may authorize or approve as herein below set forth:

            RESOLVED, that pursuant to the Articles of Association of the Company, the Manager hereby authorizes the issuance of a series of Preferred Shares, $25 par value, of the Company and hereby fixes the number, voting powers, designation, preferences, and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of, and other matters relating to, said series as follows:

              Cumulative Adjustable Rate Monthly Income
                      Preferred Shares, Series B

            1. Designation. Up to 5,175,000 shares of the Preferred Shares of the Company are hereby constituted as a series of Preferred Stock, $25 par value, designated as "Cumulative Adjustable Rate Monthly Income Preferred Shares, Series B" (hereinafter called the "Series B Preferred Shares").

            2. Ranking. The Series B Preferred Shares shall, with respect to dividend rights and rights on liquidation,

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  dissolution or winding up, rank (i) pari passu with any
  other series of Preferred Shares issued by the Company and
  (ii) prior to any other equity securities of the Company, including the common stock, par value $1.00 per share ("Common Stock").

            3. Dividends. (a) The holders of the Series B Preferred Shares shall be entitled to receive, when and as declared by the Company out of funds held by the Company and legally available therefor, cumulative cash dividends at the rate of 6.40% of the liquidation preference of $25 per share per annum for the initial period from the date of original issuance to September 30, 1994, and thereafter at the "Applicable Rate" (as defined below), which will be adjusted quarterly and calculated on the basis of a 360 day year composed of 12 months of 30 days each, and for any period shorter than a full monthly dividend period, dividends will be computed on the basis of the actual number of days elapsed in such period, and payable monthly in arrears on the last day of each calendar month of each year, commencing June 30, 1994. Such dividends will accrue and be cumulative whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends on the Series B Preferred Shares shall be cumulative from the date of original issue, and the cumulative portion from such date to June 30, 1994 shall be payable on June 30, 1994. In the event that any date on which dividends are payable on the Series B Preferred Shares is not a day on which banks in The City of New York are open for business and on which foreign exchange dealings may be conducted in The City of New York (a "Business Day"), then payment of the dividend payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

            (b) Dividends on the Series B Preferred Shares will be declared by the Company in any calendar year or portion thereof to the extent that the Company reasonably anticipates that at the time of payment it will have, and will be paid by the Company to the extent that at the time of proposed payment it has, (x) earnings legally available for the payment of such dividends and (y) cash in hand sufficient to permit such payments (excluding any cash received as a payment or prepayment of, or of interest on, the Loans made by the Company to Texaco Inc. pursuant to Loan Agreements dated October 27, 1993 (the "Prior Loans").

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  For purposes of the Series B Preferred Shares, the
  undertaking by the Company to pay dividends if it has "cash in hand sufficient to permit such payments" shall be applicable only to the extent it has cash in hand, other than any cash received as a payment or prepayment of, or of interest on, the Prior Loans, sufficient to make dividend payments on the Series B Preferred Shares. If dividends can be paid only in part on the Series B Preferred Shares in any calendar year or portion thereof as a result of the lack of sufficient funds legally available for the payment of dividends, then such partial dividends shall be paid on the respective dividend payment dates on a pro rata basis to holders of such Series B Preferred Shares. If at any time dividends on Series B Preferred Shares are in arrears for any monthly dividend period, any dividend payments in respect thereof must be applied in respect of all dividend periods in arrears, pro rata in accordance with the respective amounts in arrears for each such period in equal amounts for each such period.

            (c) Except as provided below in this paragraph, the "Applicable Rate" for any quarter (other than the initial period) will be equal to 88% of the Effective Rate (as defined below), but not less than 4.50% per annum nor more than 10.50% per annum. The "Effective Rate" for any quarter will be equal to the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate (each as defined below) for such quarter. The Applicable Rate will be rounded to the nearest five hundredth of a percent. In the event that the Company determines in good faith that for any reason:

            (i)  any one of the Treasury Bill Rate, the Ten
         Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate cannot be determined for any quarter, then the Effective Rate for such quarter will be equal to the higher of whichever two of such rates can be so determined;

           (ii) only one of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any quarter, then the Effective Rate for such quarter will be equal to whichever such rate can be so determined; or

          (iii) none of the Treasury Bill Rate, the Ten Year Constant Maturity Rate or the Thirty Year Constant Maturity Rate can be determined for any quarter, then the Effective Rate for the preceding quarter will be continued for such quarter.

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            Except as described below in this paragraph, the
  "Treasury Bill Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum secondary market discount rates (or the one weekly per annum secondary market discount rate, if only one such rate is published during the relevant Calendar Period (as defined below)) for three-month U.S. Treasury bills, as published weekly by the Federal Reserve Board (as defined below) during the Calendar Period immediately preceding the last ten calendar days preceding the quarter for which the dividend rate on the Series B Preferred Shares is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum secondary market discount rate during any such Calendar Period, then the Treasury Bill Rate for such quarter will be the arithmetic average of the two most recent weekly per annum secondary market discount rates (or the one weekly per annum secondary market discount rate, if only one such rate is published during the relevant Calendar Period) for three-month U.S. Treasury bills, as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum secondary market discount rate for three-month U.S. Treasury bills is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Treasury Bill Rate for such quarter will be the arithmetic average of the two most recent weekly per annum secondary market discount rates (or the one weekly per annum secondary market discount rate, if only one such rate is published during the relevant Calendar Period) for all of the U.S. Treasury bills then having remaining maturities of not less than 80 nor more than 100 days, as published during such Calendar Period by the Federal Reserve Board, or if the Federal Reserve Board does not publish such rates, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason no such U.S. Treasury bill rates are published as provided above during such Calendar Period, then the Treasury Bill Rate for such quarter will be the arithmetic average of the per annum secondary market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable non-interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company. In the event that the Company determines in good faith that for any reason the

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  Company cannot determine the Treasury Bill Rate for any
  quarter as provided above in this paragraph, the Treasury Bill Rate for such quarter will be the arithmetic average of the per annum secondary market discount rates based upon the closing bids during such Calendar Period for each of the issues of marketable interest-bearing U.S. Treasury securities with a remaining maturity of not less than 80 nor more than 100 days, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

            Except as described below in this paragraph, the "Ten Year Constant Maturity Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (as defined below) (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the quarter for which the dividend rate on the Series B Preferred Shares is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Ten Year Average Yield during such Calendar Period, then the Ten Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum Ten Year Average Yields (or the one weekly per annum Ten Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum Ten Year Average Yield is not published by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Ten Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only on such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities (as defined below) then having remaining maturities of not less than eight nor more than twelve years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company cannot determine the Ten Year Constant Maturity Rate for any quarter as provided

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  above in this paragraph, then the Ten Year Constant Maturity
  Rate for such quarter will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than eight or more than twelve years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

            Except as described below in this paragraph, the "Thirty Year Constant Maturity Rate" for each quarter will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (as defined below) (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly by the Federal Reserve Board during the Calendar Period immediately preceding the last ten calendar days preceding the quarter for which the dividend rate on the Series B Preferred Shares is being determined. In the event that the Federal Reserve Board does not publish such a weekly per annum Thirty Year Average Yield during such Calendar Period, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum Thirty Year Average Yields (or the one weekly per annum Thirty Year Average Yield, if only one such yield is published during the relevant Calendar Period), as published weekly during such Calendar Period by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that a per annum Thirty year Average Yield is not published by the Federal Reserve Board or by any Federal Reserve Bank or by any U.S. Government department or agency during such Calendar Period, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the two most recent weekly per annum average yields to maturity (or the one weekly per annum average yield to maturity, if only one such yield is published during the relevant Calendar Period) for all of the actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) then having remaining maturities of not less than twenty-eight nor more than thirty-two years, as published during such Calendar Period by the Federal Reserve Board or, if the Federal Reserve Board does not publish such yields, by any Federal Reserve Bank or by any U.S. Government department or agency selected by the Company. In the event that the Company determines in good faith that for any reason the Company

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  cannot determine the Thirty Year Constant Maturity Rate for any quarter as provided above in this paragraph, then the Thirty Year Constant Maturity Rate for such quarter will be the arithmetic average of the per annum average yields to maturity based upon the closing bids during such Calendar Period for each of the issues of actively traded marketable U.S. Treasury fixed interest rate securities (other than Special Securities) with a final maturity date not less than twenty-eight nor more than thirty-two years from the date of each such quotation, as chosen and quoted daily for each business day in New York City (or less frequently if daily quotations are not generally available) to the Company by at least three recognized dealers in U.S. Government securities selected by the Company.

            The Treasury Bill Rate, the Ten Year Constant
  Maturity Rate and the Thirty Year Constant Maturity Rate will each be rounded to the nearest one hundredth of a percent.

            The Applicable Rate with respect to each quarter (other than the initial period) will be calculated as promptly as practicable by the Company according to the appropriate method described above. The Company will cause each Applicable Rate to be published in a newspaper of general circulation in New York City before the commencement of the quarter to which it applies and will cause notice of such Applicable Rate to be given to The Depository Trust Company ("DTC"), New York, NY, the securities depository for the Series B Preferred Shares.

            As used above, the term "Calendar Period" means a period of fourteen calendar days; the term "Federal Reserve Board" means the Board of Governors of the Federal Reserve System; the term "Special Securities" means securities which can, at the option of the holder, be surrendered at face value in payment of any Federal estate tax or which provide tax benefits to the holder and are priced to reflect such tax benefits or which were originally issued at a deep or substantial discount; the term "Ten Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of ten years); and the term "Thirty Year Average Yield" means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities (adjusted to constant maturities of thirty years).

            (d) If dividends have not been paid in full on the Series B Preferred Shares, the Company shall not:

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            (i)  pay, or declare and set aside for payment,
         any dividends on any other preferred or preference stock of the Company ranking pari passu with the Series B Preferred Shares as regards participation in profits of the Company ("Company Dividend Parity Shares"), unless the amount of any dividends declared on any Company Dividend Parity Shares is paid on the Company Dividend Parity Shares and the Series B Preferred Shares on a pro rata basis on the date such dividends are paid on such Company Dividend Parity Shares, so that

                 (x)  (A) the aggregate amount of dividends
              paid on the Series B Preferred Shares bears to (B) the aggregate amount of dividends paid on such Company Dividend Parity Shares the same ratio as

                 (y)  (A) the aggregate of all accumulated
              arrears of unpaid dividends in respect of the Series B Preferred Shares bears to (B) the aggregate of all accumulated arrears of unpaid dividends in respect of such Company Dividend Parity Shares;

           (ii) pay, or declare and set aside for payment, any dividends on any shares of the Company ranking junior to the Series B Preferred Shares as to dividends
         ("Company Dividend Junior Shares"); or

          (iii) redeem, purchase or otherwise acquire any Company Dividend Parity Shares or Company Dividend
         Junior Shares;

  until, in each case, such time as all accumulated arrears of unpaid dividends on the Series B Preferred Shares shall have been paid in full for all dividend periods terminating on or prior to, in the case of clauses (i) and (ii), such payment, and in the case of clause (iii), the date of such redemption, purchase or acquisition.

            4. Mandatory Redemption. Upon any prepayment or repayment of principal on the loans, made pursuant to the Preferred Stock Loan Agreement dated June 8, 1994 and the Common Stock Loan Agreement dated June 8, 1994, to Texaco Inc. of the proceeds from the issuance of Series B Preferred Shares and from the sale of the Common Stock (the "Loans"), or upon any prepayment or repayment of any reloan of any such proceeds as described below, such proceeds shall be applied to redeem the Series B Preferred Shares at the redemption price of $25 per share, plus accrued and unpaid dividends; provided that any amounts may be lent or relent

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  to Texaco Inc., and not used for redemption, if at the time of each such new loan, and as determined in the judgment of the Manager and its financial advisor, (a) Texaco Inc. is not in bankruptcy, (b) Texaco Inc. is not in default on any loan pertaining to Preferred Shares of any series ranking pari passu with the Series B Preferred Shares, (c) Texaco Inc. has timely made monthly payments on the repaid loan or prepaid loan for the immediately prior 18 months, (d) the Company is not in arrearage on payments of dividends on the Series B Preferred Shares, (e) Texaco Inc. is expected to be able to make timely payment of principal and interest on the loan, (f) such loan is being made on terms, and under circumstances, that are consistent with those which a lender would require for a loan to an unrelated party, (g) such loan is being made at a rate sufficient to provide payments equal to or greater than the amount of dividend payments required under the Series B Preferred Shares, (h) the senior unsecured long-term debt of Texaco Inc. is rated among the four highest categories by a nationally recognized rating organization or, in the event of changes in those categories, such subsequent categories as shall then be applicable, (i) such loan is being made for a term that is consistent with market circumstances and Texaco Inc.'s financial condition, and that is in no event more than 30 years, and (j) in any event, the final maturity of such loan shall not be later than the fiftieth anniversary of the issuance of the Series B Preferred Shares. No new loan shall be permissible on or after the fiftieth anniversary of the issuance of the Series B Preferred Shares.

            5.  Optional Redemption.  (a)  The Series B
  Preferred Shares are redeemable, at the option of the Company subject to the prior consent of Texaco Inc., in whole or in part from time to time, on or after June 30, 1999, upon not less than 30 nor more than 60 days' notice, at the redemption price of $25, plus accrued and unpaid dividends to the date fixed for redemption.

              (b) Notwithstanding subparagraph 5(a) above, if at any time after the issuance of the Series B Preferred Shares the Company or Texaco Inc. is or would be required to pay Additional Amounts or would be required to withhold or deduct certain amounts as described under paragraph 9 or under the Payment and Guarantee Agreement by Texaco Inc. for the benefit of holders of the Series B Preferred Shares (the "Guarantee"), then, subject to the prior consent of Texaco Inc., the Company may, at its option, upon not less than 30 nor more than 60 days' notice to the holders of the Series B Preferred Shares (which notice shall be irrevocable), redeem the Series B Preferred Shares in whole (or, if such requirement relates to only certain of the Series B

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  Preferred Shares, the Series B Preferred Shares subject to such requirement) at the liquidation preference of $25 per share plus accrued and unpaid dividends to the date fixed for redemption, whether or not declared.

            6. Redemption Procedure. (a) Notice of any redemption (a "Notice of Redemption") of the Series B Preferred Shares will be given by the Company by mail to each record holder to be redeemed not fewer than 30 nor more than 60 days prior to the date fixed for redemption thereof. For purposes of the calculation of the date of redemption and the dates on which notices are given pursuant to this paragraph 6(a), a Notice of Redemption shall be deemed to be given on the day such notice is first mailed by first class mail, postage prepaid, to holders of record of the Series B Preferred Shares. Each Notice of Redemption shall be addressed to the holder of record at the address of the holder appearing in the stock register of the Company. No defect in the Notice of Redemption or in the mailing thereof or publication of its contents shall affect the validity of the redemption proceedings.

            (b)  In the event that fewer than all the
  outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed (i) in the case of an optional redemption pursuant to paragraph 5(a), will be selected in accordance with paragraph 10 and (ii) in the case of an optional redemption pursuant to paragraph 5(b), will be such Series B Preferred Shares as were subject to the requirement that Additional Amounts be paid, or that amounts be withheld or deducted, in respect thereof. The Company will not redeem fewer than all the outstanding Series B Preferred Shares unless all accumulated arrears of unpaid dividends have been paid on all Series B Preferred Shares for all monthly dividend periods terminating on or prior to the date of redemption.

            (c) If the Company gives a notice of redemption in respect of Series B Preferred Shares, then, by 12:00 noon, New York time, on the redemption date, the Company will irrevocably deposit with The Depository Trust Company funds sufficient to pay the applicable redemption price, including an amount equal to accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date fixed for redemption, and will give The Depository Trust Company irrevocable instructions and authority to pay the redemption price to the holders thereof. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of holders of such Series B Preferred Shares so called for redemption will cease, except the right of the holders of

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  such shares to receive the redemption price, plus
  accumulated arrears and accruals of unpaid dividends, if any, but without interest, and such shares will cease to be outstanding. In the event that any date on which any payment in respect of the redemption of the Series B Preferred Shares is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Series B Preferred Shares is improperly withheld or refused and not paid either by the Company or by Texaco Inc. pursuant to the Guarantee, dividends on such shares will continue to accrue, at the then Applicable Rate, from the redemption date to the date of payment of such redemption price.

            7. Liquidation Distribution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series B Preferred Shares at the time outstanding will be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of common shares or any other class of shares of the Company ranking junior to the Series B Preferred Shares as regards participation in assets of the Company, but together with the holders of every other series of preferred or preference stock of the Company outstanding, if any, ranking pari passu with the Series B Preferred Shares as regards participation in the assets of the Company ("Company Liquidation Parity Shares"), an amount equal, in the case of the holders of the Series B Preferred Shares, to the aggregate of the liquidation preference of $25 per Series B Preferred Share and all accumulated arrears and accruals of unpaid dividends (whether or not declared) to the date of payment (the "Liquidation Distribution"). If, upon any such liquidation, the Liquidation Distributions can be paid only in part because the Company has insufficient assets available to pay in full the aggregate Liquidation Distributions and the aggregate maximum Liquidation Distributions on the Company Liquidation Parity Shares, then the amounts payable directly by the Company on the Series B Preferred Shares and on such Company Liquidation Parity Shares shall be paid on a pro rata basis, so that

            (i)  (x) the aggregate amount paid as Liquidation
         Distributions on the Series B Preferred Shares bears to
         (y) the aggregate amount paid as Liquidation

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         Distributions on the Company Liquidation Parity Shares
         the same ratio as

           (ii) (x) the aggregate Liquidation Distributions bears to (y) the aggregate maximum Liquidation
         Distributions on the Company Liquidation Parity Shares.

            8. Voting Rights. If (i) the Company fails to pay dividends in full on the Series B Preferred Shares for 18 consecutive monthly dividend periods or (ii) Texaco Inc. breaches any of its obligations under the Loans or Texaco Inc. breaches any of its obligations under the Guarantee, then the holders of outstanding Series B Preferred Shares, together with the holders of any other shares of preferred or preference stock of the Company having the right to vote for the appointment of a trustee in such event, acting as a single class, will be entitled, by ordinary resolution passed by the holders of a majority in liquidation preference (plus all accumulated arrears and accruals of dividends per share) of such shares present in person or by proxy at a separate general meeting of such holders convened for such purpose, to appoint and authorize a trustee to enforce the Company's creditor rights under the Loans against Texaco Inc., enforce the obligations undertaken by Texaco Inc. under the Guarantee and declare and pay dividends. Not later than 30 days after such entitlement arises, the Manager will convene a separate general meeting for the above purpose. If the Manager fails to convene such meeting within such 30-day period, the holders of 10% in liquidation preference (plus all accumulated arrears and accruals of dividends per share) of the outstanding Series B Preferred Shares and such other preferred or preference stock will be entitled to convene such separate general meeting. The provisions of the Articles of Association relating to the convening and conduct of the general meetings of shareholders will apply with respect to any such separate general meeting. Any trustee so appointed shall vacate office, subject to the terms of such other preferred or preference stock, if the Company (or Texaco Inc. pursuant to the Guarantee) shall have paid in full all accumulated arrears and accruals of unpaid dividends on the Series B Preferred Shares (if the event that gave rise to such appointment was clause (i) of this paragraph) or such breach by Texaco shall have been cured (if the event that gave rise to such appointment was clause (ii) of this paragraph).

            If any resolution is proposed for adoption by the shareholders of the Company providing for, or the Manager proposes to take any action which will effect, (x) any variation or abrogation of the rights, preferences and privileges of the Series B Preferred Shares by way of amendment of the Company's Articles of Association or otherwise (including, without limitation, the authorization or issuance of any shares of the Company ranking, as to participation in the profits or assets of the Company, senior to the Series B Preferred Shares), (y) the liquidation, dissolution or winding up of the Company or
  (z) the modification of Regulation 16 of the Articles of Association, which absolutely prohibits transfers of shares of Common Stock, then the holders of outstanding Preferred Shares of all series (and, in the case of a resolution described in clause (x) above which would equally adversely affect the rights, preferences or privileges of any Company Dividend Parity Shares or any Company Liquidation Parity Shares, such Company Dividend Parity Shares or such Company Liquidation Parity Shares, as the case may be, or, in the case of any resolution described in clause (y) or (z) above, all Company Liquidation Parity Shares) will be entitled to vote together as a class on such resolution (but not on any other resolution) (i) at a separate meeting of such holders,
  (ii) at the general meeting of shareholders of the Company called for the purpose of adopting such resolution or
  (iii) without a meeting but in writing, and such resolution shall not be effective except with the approval, in the case of clauses (i) and (ii), of the holders of 66-2/3% in liquidation preference (plus all accumulated arrears and accruals of dividends) of such outstanding shares present in person or by proxy at a meeting at which 66-2/3% in liquidation preference (plus all accumulated arrears and accruals of dividends) of such shares are so present or, in the case of clause (iii), by the holders of 66-2/3% in liquidation preference (plus all accumulated arrears and accruals of dividends) of such shares; provided, however, that no such approval shall be required under clauses (x) and (y) if the liquidation, dissolution and winding up of the Company is proposed or initiated upon the initiation of proceedings, or after proceedings have been initiated, for the liquidation, dissolution, or winding up of Texaco Inc.

            The rights attached to the Series B Preferred Shares will be deemed not to be varied by the creation or issue of, and no vote will be required for the creation of, any further series of preference shares or any further shares of the Company ranking as regards participation in the profits or assets of the Company pari passu with or junior to the Series B Preferred Shares.

            The Company will cause a notice of any meeting at which holders of the Series B Preferred Shares are entitled to vote to be mailed to each holder of record of the Series B Preferred Shares. Each such notice will include a statement setting forth (i) the date of such meeting, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote and
  (iii) instructions for the delivery of proxies.

            No vote of the holders of the Series B Preferred
  Shares will be required for the Company to redeem and cancel
  Series B Preferred Shares in accordance with the Articles of Association.

            Notwithstanding that holders of Series B Preferred Shares are entitled to vote under any of the circumstances described above, any of the Series B Preferred Shares and such other preference shares entitled to vote with such Series B Preferred Shares as a single class outstanding at such time that are owned by Texaco Inc. or any entity owned 20% or more by Texaco, either directly or indirectly, shall not be entitled to vote and shall, for the purposes of such vote, be treated as if they were not outstanding.

            9. Additional Amounts. All payments in respect of the Series B Preferred Shares by the Company will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied upon or as a result of such payment by or on behalf of the Turks and Caicos Islands or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event, the Company will pay as a dividend such additional amounts as may be necessary in order that the net amounts received by the holders of the Series B Preferred Shares after such withholding or deduction will equal the amount which would have been receivable in respect of such Series B Preferred Shares in the absence of such withholding or deduction, except that no such additional amounts will be payable to a holder of Series B Preferred Shares (or a third party on such holder's behalf) with respect to Series B Preferred Shares:

                 (a) if such holder is liable for such taxes, duties, assessments or governmental charges in respect of such Series B Preferred Shares by reason of such holder's having some connection with the Turks and Caicos Islands other than being a holder of such Series B Preferred Shares, or

                 (b)  if such holder has been notified of the
              obligation to withhold taxes and has been requested but has not provided a declaration of non-residence or other claim for exemption, and such withholding or deduction would not have been required had such declaration or claim been received.

            10. Book-Entry-Only Issuance; The Depository Trust Company. The Depository Trust Company ("DTC"), New York, NY, will act as securities depository for the Series B Preferred Shares. The Series B Preferred Shares will be issued as fully-registered securities registered in the name of Cede & Co (DTC's partnership nominee). One fully-registered Series B Preferred Share certificate will be issued for the Series B Preferred Shares, in the aggregate liquidation preference of such Series B Preferred Shares, and will be deposited with DTC.

            Purchases of Series B Preferred Shares under the DTC system must be made by or through participants in the DTC system (the "Participants"), which will receive a credit for the Series B Preferred Shares on DTC's records. The ownership interest of each actual purchaser of each Series B Preferred Share ("Beneficial Owner") is in turn recorded on the Participant's records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series B Preferred Shares are to be accomplished by entries made on the books of Participants acting on behalf of such Beneficial Owner. Beneficial Owners will not receive certificates representing their ownership interests in Series B Preferred Shares, except in the event that use of the book-entry system for the Series B Preferred Shares is discontinued.

            To facilitate subsequent transfers, all Series B Preferred Shares deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Series B Preferred Shares with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series B Preferred Shares; DTC's records reflect only the identity of the Participants to whose accounts such Series B Preferred Shares are credited, which may or may not be the Beneficial Owners.
  The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

            Conveyance of notices and other communications by DTC to Participants, among Participants, and by Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

            Redemption notices shall be sent to Cede & Co. If less than all of the Series B Preferred Shares are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Participant in such series to be redeemed.

            Although voting with respect to the Series B
  Preferred Shares is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will consent or vote with respect to the Series B Preferred Shares. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Participants to whose accounts the Series B Preferred Shares are credited on the record date (identified in a listing attached to the Omnibus Proxy).

            Dividend payments on the Series B Preferred Shares will be made to DTC. DTC's practice is to credit Participants' accounts on the relevant payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, Texaco Inc. or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of dividends to DTC is the responsibility of the Company, disbursement of such payments to Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Participants.

            DTC may discontinue providing its services as securities depository with respect to the Series B Preferred Shares at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Series B Preferred Share certificates would be required to be printed and delivered.

            11. Guarantee of Liabilities. It shall be a condition precedent to the issuance of the Series B Preferred Shares that Texaco Inc. execute a guarantee of payment of all liabilities of the Company to the extent not paid by the Company (other than any obligations to holders of Preferred Shares) for the benefit of, and enforceable by, third parties to whom the Company owes such obligations.

            12. Financial Information. Holders of Series B Preferred Shares are entitled to true and full information regarding the state of the business and financial condition of the Company, and upon request will receive copies of the Company's unaudited annual financial statements for the latest fiscal year within a reasonable time after the preparation thereof.


            IN WITNESS WHEREOF, TEXACO CAPITAL LLC has caused this Certificate to be signed by one of the officers of its Manager, and to be attested to by the Secretary of the Manager, as of the 8th day of June, 1994.


                                TEXACO CAPITAL LLC


                                By Shelby Faber
                                   _________________________
                                   Assistant Treasurer of
                                   Texaco Inc., as Manager
                                   of Texaco Capital LLC





  Attest:  R.E. Koch
          ___________________
           Assistant  Secretary
           of Texaco Inc.



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